Exhibit 99.1

Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT THE FINANCIAL RELATIONS BOARD:
Mike Falvey	J. Neal Armstrong	Diane Hettwer	Tim Grace
VP, CFO	VP, Investor Relations	Analyst Inquiries	Media Inquiries
(617) 559-7363	(617) 559-7162	(312) 640-6753	(312) 640-6775

FOR IMMEDIATE RELEASE
Wednesday April 27, 2005

ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FIRST QUARTER ENDED APRIL 2, 2005

Highlights of the Quarter Compared with Q1 2004

•	Worldwide revenue increased 33%

•	Worldwide sensor revenue increased 36%

•	Worldwide monitor and module sales exceeded 1,700 units, an increase of 115%

•	Worldwide module units alone exceeded 1,000 units, an increase of 175%

•	Total placements of monitors and modules at end users exceeded 1,750 units, an increase of 61%, and the highest number in any quarter in our company’s history.

•	As of the end of Q1 2005, the worldwide installed base of BIS monitors and modules exceeded 25,800 units. This reflects an increase of 26% from the end of Q1 2004.

•	Net income was $1.1 million in Q1 2005 compared with a net loss of ($0.8) million in Q1 2004 and net income per diluted share was $0.05 compared with a net loss per share of ($0.04) in Q1 2004.

Newton, Mass., April 27, 2005—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $17.1 million for the first quarter of 2005, an increase of 33% over revenue of $12.8 million in the first quarter of 2004.

Gross margin percent for the quarter was 74.0% compared with 77.6% in the first quarter of 2004. The decline reflects a 112% increase in OEM module revenue, lower prices on monitors and modules designed to accelerate market penetration, and a higher percentage of our revenue coming from our lower margin international business.

Operating expenses were $11.9 million for the quarter; an increase of 9% from $10.9 million in the first quarter of 2004. Disciplined management of our sales, marketing, general and administrative infrastructure enabled us to continue to grow these expenses significantly slower than revenue growth.

Income from operations was $0.8 million compared with a loss from operations of ($1.0) million in the first quarter of 2004.

Net income for the quarter was $1.1 million, or $0.05 per share on 23.2 million diluted shares outstanding, as compared with a net loss of ($0.8) million, or ($0.04) per share, on 19.6 million basic and diluted shares outstanding in the first quarter of 2004.

Aspect Medical Systems, Inc.

“The highlight of the first quarter was our 36% growth in worldwide sensor revenue, combined with substantial growth in our installed base of BIS hardware,” said Nassib Chamoun, president and chief executive officer.

“Publication of the awareness data, FDA clearance of an awareness indication for BIS monitoring and JCAHO’s Sentinel Event Alert, continue to create great momentum for the Company. We are now focused on sustaining this momentum, and we believe that the substantial increase in our installed base in Q1 2005 bodes well for the Company for the balance of 2005 and beyond.”

Revenue Analysis – (see attached unaudited consolidated revenue data)

Domestic revenue was $12.9 million for the quarter ended April 2, 2005, an increase of 25% over the first quarter of 2004. Sensor revenue, which represented 81% of total domestic revenue, increased 29% as a result of a 24% increase in sensor unit volume and a 4% increase in the sensor average unit price. Compared with the first quarter of 2004, equipment revenue increased 10% primarily related to a 66% increase in monitor and module units sold.

International revenue was $4.1 million for the quarter ended April 2, 2005, an increase of 72% over the first quarter of 2004. Sensor revenue, which represented 49% of total international revenue, increased 87% as a result of an 82% increase in the sensor unit volume and a 2% increase in the sensor average unit price. Equipment revenue increased 59% compared to the first quarter of 2004 as a result of a 141% increase in monitor and module units sold.

Liquidity and Capital Resources

At April 2, 2005, the Company had cash, cash equivalents and marketable securities of $41.9 million, stockholders’ equity of $48.1 million and total debt of $379,000. At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $43.7 million, stockholders’ equity of $45.6 million and total debt of $497,000.

Outlook for the Second Quarter of 2005

The Company believes that revenue will be within a range of $17.2 million and $17.7 million during the second quarter of 2005 and the net income per share on a diluted basis will be within a range of $0.04 and $0.05.

Conference Call Set for 10AM ET Today

Aspect will hold a conference call to discuss first quarter results and management’s outlook for the second fiscal quarter of 2005 at 10:00 a.m. Eastern Time today, Wednesday, April 27, 2005. The call can be accessed live by dialing 1-800-289-0743 (domestic), 1-913-981-5546 (international), or access the webcast at http://www.aspectmedical.com on the Investor page or http://ccbn.com. It also will be available for replay until May 4, 2005, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820-(international), access code 3937724. The web cast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the news releases page under investor information.

Aspect Medical Systems, Inc.

About the Company

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 11.3 million patients and has been the subject of approximately 1,800 published articles and abstracts. BIS technology is installed in approximately 38 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the rate of adoption of the BIS technology, the Company’s expected results of operations for future periods and the worldwide market acceptance of the Company’s products. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not be profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.

For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com

...FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Amounts)

	Three Months Ended
	April 2,	April 3,
	2005	2004
	(Unaudited)	(Unaudited)

Revenue	$17,084	$12,797
Costs of revenue	4,442	2,865

Gross profit margin	12,642	9,932

% of revenue	74.0%	77.6%

Operating expenses:
Research and development	1,988	1,946
Sales and marketing	7,276	6,565
General and administrative	2,611	2,397

Total operating expenses	11,875	10,908

Income (loss) from operations	767	(976)

Interest income	376	209
Interest expense	(13)	(29)

Net Income (loss)	$1,130	$(796)

Net income (loss) per share:
Basic	$0.05	$(0.04)
Diluted	$0.05	$(0.04)
Shares used in computing net income (loss) per share:
Basic	20,918	19,596
Diluted	23,211	19,596

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONSOLIDATED REVENUE DATA

(In Thousands Except Unit Amounts)

	Three Months Ended
	April 2,	April 3,
	2005	2004	% Change
	(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$12,483	$9,207	36%

Monitors	2,688	2,193	23%
Modules	1,148	542	112%
Other Equipment	765	855	(11%)

Equipment	4,601	3,590	28%

Total Worldwide	$17,084	$12,797	33%

DOMESTIC
Sensors	$10,463	$8,126	29%

Monitors	1,632	1,497	9%
Modules	231	73	218%
Other Equipment	609	684	(11%)

Equipment	2,472	2,254	10%

Total Domestic	$12,935	$10,380	25%

INTERNATIONAL
Sensors	$2,020	$1,081	87%

Monitors	1,056	696	52%
Modules	917	469	95%
Other Equipment	156	171	(8%)

Equipment	2,129	1,336	59%

Total International	$4,149	$2,417	72%

UNITS
WORLDWIDE
Sensors	879,000	651,000	35%
Monitors	671	416	61%
Modules(a)	1,035	377	175%
Installed Base(b)	25,895	20,613	26%

DOMESTIC
Sensors	659,000	530,000	24%
Monitors	305	220	39%
Modules(a)	150	54	178%
Installed Base(b)	16,450	13,492	22%

INTERNATIONAL
Sensors	220,000	121,000	82%
Monitors	366	196	87%
Modules(a)	885	323	174%
Installed Base(b)	9,445	7,121	33%

(a)	Represents module and BISx system shipments to OEM customers

(b)	Includes end-user module and BISx system placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	April 2,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$29,002	$32,295
Accounts receivable, net	8,249	7,835
Current portion of investment in sales-type leases	1,682	1,698
Inventory, net	3,196	2,224
Other current assets	2,669	1,192

Total current assets	44,798	45,244
Property and equipment, net	2,660	2,662
Long-term marketable securities (A)	12,855	11,439
Long-term investment in sales-type leases	2,279	2,320
Other long-term assets	—	25

Total assets	$62,592	$61,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$229	$311
Accounts payable and accrued liabilities	8,424	9,752
Deferred revenue	929	957

Total current liabilities	9,582	11,020
Long-term portion of deferred revenue	4,754	4,898
Long-term debt	150	186
Stockholders’ equity	48,106	45,586

Total liabilities and stockholders’ equity	$62,592	$61,690

(A)	Marketable securities with maturities beyond twelve months are included in long-term marketable securities.

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